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                                                                    EXHIBIT 3.3


                   Certificate of Designation of Preferences
              and Rights of Series A Convertible Preferred Stock
                        of Vesta Insurance Group, Inc.

     The undersigned, Donald W. Thornton, the duly elected and acting Senior Vice President, General Counsel and Secretary of Vesta Insurance Group, Inc., a Delaware corporation (the "Corporation") does hereby certify that, pursuant to the authority conferred upon the Board of Directors (the "Board of Directors") by the Restated Certificate of Incorporation (the "Certificate of Incorporation") of the Corporation, on June 27, 1999 and September 28,1999, the Board of Directors adopted the following resolutions creating a series of preferred stock designated as Series A Convertible Preferred Stock:

     WHEREAS, pursuant to Article IV of the Certificate of Incorporation of the Corporation, authority was expressly vested in the Board of Directors pursuant to Section 151 of the General Corporation Law of the State of Delaware to authorize preferred stock with such powers, preference and relative participation, optional or other special rights, classifications, limitations or restrictions thereof as said Board of Directors may deem appropriate; and

     WHEREAS, this Board of Directors now desires to fix and deem such matters with respect to the Corporation's capital stock classified as Series A Convertible Preferred Stock consisting of 2,950,000 shares with a $.01 per share par value;

     Now, Therefore Be It Resolved As Follows:

     Description of Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock (the "Series A Convertible Preferred Stock," sometimes referred to herein as the "Series A Convertible Preferred Shares") shall consist of 2,950,000 shares, each share having the par value of $.01 per share. All shares of each class of Series A Convertible Preferred Stock shall be identical with each other in all respects.

     Section 1.     Dividends on Series A Convertible Preferred Stock.

     1.1 General Dividend Obligation. The Corporation shall pay to the holders of the Series A Convertible Preferred Stock, out of the assets of the Corporation at any time available for the payment of dividends under the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), preferential dividends at the times and in the amounts provided for in this Part.

     1.2 Accrual of Dividends. Dividends on each Series A Convertible Preferred Share shall be cumulative from the date of issuance of such Series A Convertible Preferred Share, whether or not at the time such dividend shall accrue or become due or at any other time there shall be profits,
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surplus or other funds of the Corporation legally available for the payment of dividends. Dividends shall accrue on each Series A Convertible Preferred Share (at the rate and in the manner prescribed by Sections 1.2, 1.3, and 1.5) from and including the date of issuance of such Series A Convertible Preferred Share to and including the date on which payment equal to the Redemption Price (as hereinafter defined) of such Series A Convertible Preferred Share shall have been paid in the manner prescribed in Section 4.3. For purposes of this Section, the date on which the Corporation shall initially issue any Series A Convertible Preferred Share shall be deemed to be the "date of issuance" of such Series A Convertible Preferred Share regardless of how many times transfer of such Series A Convertible Preferred Share shall be made on stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Series A Convertible Preferred Share (whether by reason of transfers of such Series A Convertible Preferred Share or for any other reason).

     1.3 Payment of Dividends. Dividends shall accrue on each Series A Convertible Preferred Share at the rate of 9% per annum of the Purchase Price. Dividends shall be payable on Series A Preferred Stock on each July 1 and January 1 beginning January 1, 2000, and each such day is herein called a "Dividend Payment Date." On each Dividend Payment Date all dividends which shall have accrued on each Series A Convertible Preferred Share then outstanding during the six months ending upon such Dividend Payment Date shall be deemed to become "due" for all purposes of this Section 1.3 regardless of whether the Corporation shall be able or legally permitted to pay such dividend on such Dividend Payment Date. If any dividend on any Series A Convertible Preferred Stock shall for any reason not be paid at the time such dividend shall become due, then such dividend in arrears shall be paid as soon as payments of same shall be permissible under the provisions of the DGCL and until such time as the Vesta Capital Trust I, or successor thereto, pays dividends on its 8.525% Capital Securities. Notwithstanding the foregoing sentence, until such dividend in arrears is paid, dividends shall continue to accrue on each Series A Convertible Preferred Share but the percentage rate expressed herein shall be applied to the Purchase Price thereof plus all dividends in arrears thereon (including dividends computed pursuant to this sentence). In the event that any dividends remain accrued but unpaid at the time of any conversion or redemption of any of the Series A Preferred Stock as set forth herein, such accrued but unpaid dividends shall be paid in accordance with this paragraph, notwithstanding such conversion.

     1.4 Distribution of Partial Dividend Payments. If at any time the Corporation shall pay less than the total amount of dividends due on outstanding Series A Convertible Preferred Stock at the time of such payment, such payment shall be distributed among the holders of Series A Convertible Preferred Stock so that an equal amount shall be paid with respect to each outstanding share of Series A Convertible Preferred Stock.

     1.5 Dividends shall not accrue or accumulate on any share of Series A Convertible Preferred Stock, except to the extent they are declared but unpaid. Accumulation of declared but unpaid dividends shall bear no interest other than as set forth in Section 1.3.
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     Section 2.    Redemption.

     On or after July 1, 2009, the Corporation shall have the right, at its option and by resolution of its Board of Directors, at any time it may lawfully do so, to redeem all or any portion of the outstanding shares of the Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock to be so redeemed shall be redeemed against payment of an amount in cash equal to the following redemption prices per share, plus, in each case, all declared and unpaid dividends thereon to the date fixed for redemption (the "Redemption Price").

     If redeemed during the twelve-month period beginning July 1:

          2009      110%                 2012      104%
          2010      108%                 2013      102%
          2011      106%

     In the event the Corporation elects to redeem less than all of the out-standing shares of the Series A Convertible Preferred Stock, it shall effect such redemption ratably according to the number of shares of Series A Convertible Preferred Stock held by each holder of the then outstanding Series A Convertible Preferred Stock.

     Notice of such redemption (the "Redemption Notice") specifying the date fixed for said redemption (the "Redemption Date"), the redemption price, the place where the amount to be paid upon redemption is payable and the date on which such holder's Conversion Rights (as hereinafter defined) as to such shares terminate and calling upon such holder to surrender his certificate or certificates representing the shares to be redeemed to the Corporation in the manner and at the place to be designated in such Redemption Notice, shall be mailed, postage prepaid, at least forty-five (45) days but not more than ninety
(90) days prior to said Redemption Date to the holders of record of the Series A Convertible Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation. On or after the Redemption Date, each holder of shares of the Series A Convertible Preferred Stock to be redeemed shall surrender his certificate or certificates representing such shares to the Corporation in the manner and at the place designated in the Redemption Notice, and thereupon the amount payable upon redemption shall be paid to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event that less than all of the shares represented by such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. All shares of redeemed stock shall be canceled and retired and not reissued.

     If the Redemption Notice shall have been so mailed, and if, on or before the Redemption Date specified in such notice, all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the account of the holders of the shares to be redeemed, so as to be and continue to be available therefor, then, on and after said Redemption Date, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, the shares represented thereby so called for redemption shall
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be deemed to be no longer outstanding, the right to receive dividends thereon shall cease, and all rights with respect to such shares of Series A Convertible Preferred Stock so called for redemption shall forthwith cease and terminate, except the right of the holders thereof to receive out of the funds so set aside in trust the amount payable on redemption thereof but without any interest.

     If the funds of the Corporation legally available for redemption on any Redemption Date are insufficient to redeem the total number of shares of Series A Convertible Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of shares ratably among the holders of such shares to be redeemed. The shares of Series A Convertible Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

     Section 3.     Preference on Liquidation.

     3.1 Series A Preference. In the event of any liquidation, dissolution, involuntary or voluntary corporate reorganization under the federal bankruptcy laws or similar state laws, or winding up of the Corporation, the holders of shares of the Series A Convertible Preferred Stock then outstanding shall be senior to any other class or series of capital stock of the Corporation, and shall be entitled to be paid out of the assets and surplus funds of the Corporation available for distribution to its shareholders, and before any payment shall be made to the holders of any shares of Corporation Common Stock (the "Common Stock"), an amount equal to $8.50 per share plus declared and unpaid dividends thereon to the date fixed for distribution. If upon any such liquidation, dissolution, bankruptcy or winding up of the Corporation the assets and surplus funds of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Series A Convertible Preferred Stock the full amounts to which they are entitled, the holders of the Series A Convertible Preferred Stock shall share ratably in the distribution of such assets and surplus funds in proportion to the full preferential amounts to which each such holder is otherwise entitled.

     3.2 In the event payments provided for in Section 3.1 shall have been made, the holders of Series A Convertible Preferred Stock shall be entitled to share pro rata on a per share basis (treating each share of Series A Convertible Preferred Stock as if converted into Common Stock pursuant to Section 4.6) in all remaining assets and surplus funds of the Corporation available for distribution to its shareholders.

     3.3 The merger or consolidation of the Corporation into or with another corporation or other entity or any other corporate reorganization in which the Corporation shall not be the continuing or surviving entity of such consolidation, merger or reorganization, the sale of all or substantially all the assets of the Corporation, or a transaction or series of related transactions by the Corporation in which in excess of fifty percent (50%) of the Corporation's voting power is transferred, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation.
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     Section 4.     Conversion.

     The holders of the Series A Convertible Preferred Stock shall have con-version rights as follows (the "Conversion Rights"):

     4.1 Right to Convert. Each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof, without payment of additional consideration, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into fully-paid and nonassessable shares of Common Stock as set forth in Sections 4.2 and 4.6. Notwithstanding the foregoing, in the event of the mailing of a notice of redemption of any shares of the Series A Convertible Preferred Stock pursuant to Section 3 hereof, the Conversion Rights shall terminate as to the number of shares designated for redemption at the close of business on the fifth day prior to the Redemption Date, unless default is made in payment of the redemption price, in which case the Conversion Rights for such shares shall continue until such default is remedied.

     4.2 Conversion Price. The Series A Convertible Preferred Stock shall be convertible into the number of shares of Common Stock which result from dividing the Conversion Price, as hereinafter defined, in effect at the time of conversion into $8.50. The price at which shares of Common Stock shall be deliverable upon conversion of Series A Convertible Preferred Stock (the "Conversion Price") shall initially be $4.25 per share of Common Stock. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

     4.3 Automatic Conversion. Each share of Series A Convertible Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price, on the date (the "Automatic Conversion Date") that is the earlier of (a) the date on which the Common Stock of the Corporation achieves an average closing price of $8.00 per share for twenty consecutive trading days on which such shares are actually traded (as reported to the Corporation by the New York Stock Exchange or as reported in The Wall Street Journal, Eastern Edition, or if not reported there, any other authoritative source); or (b) the date that is the fifteenth anniversary from the date of issuance of the Series A Convertible Preferred Stock. If, after the date hereof, the Corporation shall have declared a stock split (including a reverse split) of the Common Stock or a dividend payable in Common Stock, or any other distribution of securities or dividend to holders of Common Stock with respect to their Common Stock (including, without limitation, such a distribution or dividend made in connection with a recapitalization, reclassification, merger, consolidation, reorganization or similar transactions), then the closing price of $8.00 per share referred to in clause (a) of the preceding sentence shall be appropriately adjusted to reflect such stock split, dividend or other distribution of securities. Upon the occurrence of such an event, the outstanding shares of Series A Convertible Preferred Stock shall be converted automatically without further action by the holders of said shares and whether or not the certificates representing said shares are surrendered to the Corporation or its transfer agent; provided, however, the Corporation shall not be obligated to issue certificates evidencing the shares of Series A Convertible Preferred Stock unless certificates evidencing such shares are either delivered to the Corporation or any transfer agent as hereinafter provided, or the holder notifies the Corporation that said certificate or certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation, indemnifying the Corporation against any loss incurred by it in connection therewith. Upon the occurrence of the automatic conversion of the Series A Convertible Preferred Stock, the holders of the Series A Convertible Preferred Stock shall surrender the certificate or certificates representing their shares at the office of the Corporation or transfer agent for such stock. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Series A Convertible Preferred Stock, as the case may be, were convertible on the Automatic Conversion Date.

     4.4 Mechanics of Conversion. Before any holder of the Series A Convertible Preferred Stock shall be entitled to convert the same into full shares of Common Stock, he shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such converted shares of stock were convertible on the Conversion Date, as hereinafter defined. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the Series A Convertible Preferred Stock (the "Conversion Date"). The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Date.

     4.5 Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Convertible Preferred Stock. If more than one share of Series A Convertible Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Convertible Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Convertible Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then Current Market Price (as hereinafter defined).

     4.6 Conversion Price Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

     a. Common Stock Issued at Less Than the Conversion Price. If the Corporation shall issue any Common Stock other than Excluded Stock (as hereinafter defined) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issuance, the Conversion Price in effect immediately prior to each such issuance shall immediately (except as provided below) be reduced to the price determined by dividing (1) an amount equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issuance multiplied by the Conversion Price in effect immediately prior to such issuance and (B) the consideration, if any, received by the Corporation upon such issuance, by (2) the total number of shares of Common Stock outstanding immediately after such issuance.

     For the purposes of any adjustment of the Conversion Price pursuant to this clause, the following provisions shall be applicable:

          (1) Cash. In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Corporation shall be deemed to be the amount of the cash proceeds received by the Corporation for such Common Stock before deducting therefrom any discounts, commissions, taxes or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

          (2) Consideration Other Than Cash. In the case of the issuance of Common Stock (otherwise than upon the conversion of shares of capital stock or other securities of the Corporation) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors, irrespective of any accounting treatment; provided that such fair value as determined by the Board of Directors shall not exceed the aggregate Current Market Price of the shares of Common Stock being issued as of the date the Board of Directors authorizes the issuance of such shares.

          (3) Options and Convertible Securities. In the case of the issuance of (i) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable), (ii) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

              (a) The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subclauses (A) and (B) above), if any, received by the Corporation upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;

              (b) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in subclauses (A) and (B) above), if any, to be received by the Corporation upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;

               (c) On any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price as then in effect shall forth-with be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;

               (d) On the expiration or cancellation of any such options, warrants or rights, or the termination of the right to convert or exchange such convertible or exchangeable securities, if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities; and

               (e) If the Conversion Price shall have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof; (provided, however, that no increase in the Conversion Price shall be made pursuant to sub-clauses
          (1) and (2) of this subclause (C)).

          (4) Excluded Stock. "Excluded Stock" shall mean (A) shares of Common Stock issued or reserved for issuance by the Corporation as a stock dividend payable in shares of

     Common Stock, or upon any subdivision or split-up of the outstanding shares of Common Stock or Series A Convertible Preferred Stock, or upon conversion of shares of Series A Convertible Preferred Stock and (B) 500,000 shares of Com-mon Stock to be issued to key employees, consultants, and advisors of the Corporation together with any such shares that are repurchased by the Corporation and reissued to any such employee, director, consultant or advisor. All shares of Excluded Stock which the Corporation has reserved for issuance shall be deemed to be outstanding for all purposes of computations under Section 4.

          (5) Stock Dividends, Subdivisions, Reclassifications or Combinations. If the Corporation shall (i) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series A Convertible Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive had such Series A Convertible Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

          (6) Other Distributions. In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (i) of shares of any class other than its Common Stock or (ii) of evidence of indebtedness of the Corporation or any Subsidiary or (iii) of assets (excluding cash dividends or distributions, and dividends of distributions referred to in subparagraph 4.6(a)(5) above) or (iv) of rights or warrants (excluding those referred to in subparagraph 4.6(a)(3) above), in each such case the Conversion Price in effect immediately prior thereto shall be reduced immediately thereafter to the price determined by dividing (1) an amount equal to the difference resulting from (A) the number or shares of Common Stock outstanding on such record date multiplied by the Conversion Price per share on such record date, less (B) the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed, by (2) the number of shares of Common Stock outstanding on such record date. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors deter-mines not to distribute such shares, evidence of indebtedness, assets, rights or warrants, as the case may be, to the Conversion Price which would then be in effect if such record date had not been fixed.

          (7) Consolidation, Merger, Sale, Lease or Conveyance. In case of any consolidation with or merger of the Corporation with or into another corporation, or in case of any sale, lease or conveyance to another corporation of the assets of the Corporation as an entirety or substantially as an entirety, each share of Series A Convertible Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Series A Convertible Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series A Convertible Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series A Convertible Preferred Stock.

          (8) Rounding of Calculations; Minimum Adjustment. All calculations under this Section 4 shall be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this paragraph 4 to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.05, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.05 or more.

          (9) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 4 shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series A Convertible Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to subparagraph (e) of this Section 4; provided that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

     4.7 Current Market Price. The Current Market Price at any date shall mean, in the event the Common Stock is publicly traded, the average of the daily closing prices per share of Common Stock for thirty (30) consecutive trading days ending five (5) business days before such date (as adjusted for any stock dividend, split, combination or reclassification that took effect during such thirty (30) business day period) on which such shares are actually traded (as reported to the Corporation by the New York Stock Exchange or as reported in The Wall Street Journal, Eastern Edition, or if not reported there, any other authoritative source).

     4.8 Statement Regarding Adjustments. Whenever the Conversion Price shall be adjusted as provided in subparagraph 4.6, the Corporation shall forthwith file, at the office of any transfer agent for the Series A Convertible Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Series A Convertible Preferred Stock at its address appearing on the Corporation's records. Each such statement shall be signed by the Corporation's independent public accountants, if applicable.

     4.9 Notice to Holders. In the event the Corporation shall propose to take any action of the type described herein (but only if the action of the type described would result in an adjustment in the Conversion Price), the Corporation shall give notice to each holder of shares of Series A Convertible Preferred Stock, in the manner set forth herein, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Series A Convertible Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten
(10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen (15) days prior to the taking of such proposed action; Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

     4.10 Treasury Stock. For the purposes of this Section 4, the sale or other disposition of Common Stock theretofore held in the Corporation's treasury shall be deemed to be an issuance thereof.

     4.11 Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series A Convertible Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Convertible Preferred Stock in respect of which such shares are being issued.

     4.12 Reservation of Shares. The Corporation shall reserve at all times so long as any shares of Series A Convertible Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series A Convertible Preferred Stock, sufficient shares of Common Stock to provide for the con-version of all outstanding shares of Series A Convertible Preferred Stock.

     4.13 Approvals. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Convertible Preferred Stock require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of Series A Convertible Preferred Stock are then convertible is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

     4.14 Valid Issuance. All shares of Common Stock which may be issued upon conversion of the shares of Series A Convertible Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result (including without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the Common Stock).

     Section 5.     Voting Rights.

     The holder of each share of Series A Convertible Preferred Stock shall have the right to one vote for each share of Common Stock into which such shares of Series A Convertible Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. In addition, as long as at least 1,976,500 shares of Series A Convertible Preferred Stock remain outstanding, the Series A Convertible Preferred Stock, voting as a separate class, shall have the right to elect members of the Board of Directors (the "Class A Directors") of the Corporation as follows: a minimum of two members on the Board of Directors assuming that the total number of members of the Board of Directors remains at seven; in the event that the number of members of the Board of Directors increases, the Series A Convertible Preferred Stock, voting as a separate class, shall have the right to elect three members if the total number of members on the Board of Directors is eight, nine or ten, or to elect four members if the total number of members on the Board of Directors is eleven or twelve.

     The Class A Directors shall be elected to serve for an initial term (the "Initial Term") expiring at the annual meeting of the Corporation's stockholders to be held in 2002. Beginning with the 2002 annual meeting, the Class A Directors shall be divided into classes as nearly equal in number as possible and designated Class I, Class II and Class III. Members of Class I shall hold office for a term expiring at the 2005 annual meeting of stockholders. Members of Class II shall hold office for a term expiring at the 2004 annual meeting of stockholders and members of Class III shall hold office for a term expiring at the 2003 annual meeting of stockholders. Members of each Class shall hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of Class A Directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast by the holders of the Series A Convertible Preferred Stock at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election, and until their successors are elected and qualified. Any Class A Director may be removed from office at any time, but only for cause and only by the affirmative vote of at least 80 percent of the holders of the Series A Convertible Preferred Stock then outstanding, voting together as a single class.

     In the event that the number of shares of Class A Convertible Preferred Stock outstanding should be less (other than through an Automatic Conversion pursuant to Section 4.3(a)) than 1,976,500 shares but more than 973,500 shares, then the number of Class A Directors shall be immediately reduced by one member through the automatic termination of the seat of the Class A Director whose term is next scheduled to expire or in the event that this occurs during the Initial Term, by mutual agreement of the Class A Directors, of if they are unable to agree, by a majority of the remaining directors. In the event that the number of shares of Class A Convertible Stock outstanding should be less (other than through an Automatic Conversion pursuant to Section 4.3(a)) than 973,500 shares, then the number of Class A Directors shall be immediately reduced by an additional one member through the automatic termination of the seat of the Class A Director whose term is next scheduled to expire or in the event that this occurs during the Initial Term, by mutual agreement of the Class A Directors, of if they are unable to agree, by a majority of the remaining directors. Notwithstanding anything to the contrary herein, in the event of an Automatic Conversion pursuant to Section 4.3(a) hereof during the Initial Term, all Class A Directors shall be entitled to serve out the unexpired portion of their term.

     In the event that less than 1,976,500, but more than 973,500, shares of Series A Convertible Preferred Stock remain outstanding, the number of Class A Directors which the Series A Convertible Preferred Stock voting as a separate class shall have the right to elect, shall be one member if the total number of the members of the Board of Directors remains at seven, two members if the total number of members on the Board of Directors is eight, nine or ten, or three members if the total number of members on the Board of Directors is eleven or twelve. In the event that less than 973,500 shares of Series A Convertible Preferred Stock remain outstanding, the holders of the Series A Convertible Preferred Stock shall not be entitled to vote as a separate class for the election of directors. The Class A Directors elected by the Series A Convertible Preferred Stock shall be represented proportionately (but shall not be less than one) on all committees of the Board of Directors other than any committee created for the special purpose of negotiating with the holders of the Series A Convertible Preferred Stock or affiliates thereof. As long as more than 973,500 shares of Series A Convertible Preferred Stock remain outstanding, the Series A Convertible Preferred Stock, voting as a separate class, shall have the right to call special stockholders' meetings upon the minimum notice required by applicable law or regulation. Other than as set forth above, the Series A Convertible Preferred Stock will vote with the Common Stock as a single class with each share of Series A Convertible Preferred Stock having the number of votes equal to the number of shares of Common Stock into which such shares of Series A Convertible Preferred Stock would have been convertible immediately prior to any vote in which the Common Stock is entitled to participate.

     Additionally, the holders of the Series A Convertible Preferred Stock, acting through the Class A Directors will have the right to nominate directors (the "Class A Director Nominees"), in addition to those directors (the "Class A Directors") elected by the Series A Convertible Preferred Stock voting as a separate class, if (A) the fraction the numerator of which is (i) the number of Class A Directors, and (ii) the denominator of which is the total number of directors, is smaller than (B) the fraction the numerator of which is (i) voting power for the general election of directors (including Class A Preferred Stock, Common Stock and any other voting securities of the Corporation (the "Voting Power") beneficially owned in the aggregate by the holders of the Class A Preferred Stock and the denominator of which is (ii) the total Voting Power outstanding. In such a circumstance, the holders of the Class A Preferred Stock shall be entitled to nominate the smallest number of Class A Director Nominees which, when added to the number of Class A Directors, would comprise the numerator of (C) a fraction whose denominator is (i) the total number of directors and (ii) that is equal to or larger than the fraction set forth in the preceding clause (B) provided, that prior to the time, if any, when the holders of the Series A Convertible Preferred Stock own a majority of the outstanding Corporation Voting Power, a majority of the Board of Directors shall consist of persons other than Class A Director Nominees and Class A Directors. The number of Class A Director Nominees under this clause shall increase proportionately to holders of the Series A Convertible Preferred Stock ownership of the Corporation Voting Power upon any increase in holders of the Series A Convertible Preferred Stock percentage of the Corporation Voting Power. The Class A Director Nominees shall be allocated as evenly as possible to the respective classes of directors. The Board of Directors shall exercise all authority under applicable law to cause the Class A Director Nominees to be elected as directors of the Corporation. "Voting Securities" shall mean all securities then generally entitled to vote for directors of the Corporation. Any action required to be taken at any annual or special meeting of the holders of the Series A Convertible Preferred Stock may be taken by written consent in lieu of a meeting pursuant to Section 228 of the Delaware Corporation Laws Annotated.

     Section 6.     Protective Provisions.

     The Corporation may not merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) if the Corporation is not the surviving entity in such merger or consolidation, or sell, convey or otherwise dispose of all or substantially all of its property or business, without the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the outstanding shares of Series A Convertible Preferred Stock, voting together as a class, if, as a result of such merger, consolidation, sale, conveyance or disposition, the documents memorializing such transaction did not make appropriate provisions (in the reasonable judgment of the holders of the Preferred Stock) for the Preferred Stock to be converted into, or exchanged for, shares of such surviving corporation or acquiring entity, having the same (or more favorable) rights and preferences with respect to such surviving corporation or acquiring entity as the Preferred Stock had immediately prior to such transaction with respect to the Company.

     So long as shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of the Series A Convertible Preferred Stock:

     a. alter or change the rights, preferences or privileges of the Series A Convertible Preferred Stock as to adversely affect such series;

     b. increase the authorized number of shares of Series A Convertible Preferred Stock;

     c. create any new class or series of stock having rights, preferences or privileges superior to the Series A Convertible Preferred Stock.

     Nothing herein shall require the consent or approval of the holders of the Corporation's Common Stock to modify, change, amend or otherwise alter the provisions of this Certificate of Designation.

     IN WITNESS WHEREOF, the undersigned has executed this certificate on September 29, 1999.



                              /s/ Donald W. Thornton
                              -------------------------------------------
                              Donald W. Thornton
                              Senior Vice President, General Counsel and
Secretary